Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement"), effective as of February 25, 2016, is made by and between AXOGEN CORPORATION, a Delaware corporation (“AXOGEN" or "Employer"), and Peter Mariani ("Employee"), whose resident address is 4220 Creekside Pass, Zionsville, IN 46077 (collectively, the "Parties").

RECITALS:

A.WHEREAS, AXOGEN believes it is in its best interest to employ Employee, and Employee desires to be employed by AXOGEN; and

B.WHEREAS, AXOGEN and Employee desire to set forth the terms and conditions on which Employee shall be employed by and perform duties on behalf of AXOGEN.

NOW, THEREFORE, in consideration of the promises set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which is acknowledged by this Agreement, the Parties to this Agreement, intending to be legally bound, agree as follows:

1.         Employment.  AXOGEN hereby employs Employee, and Employee hereby accepts such employment, beginning March 1, 2016, all upon the terms and conditions set forth in this Agreement, including those set forth in the attached Schedules and Exhibits.

(a)Duties of Employee.  The duties of Employee are set forth on Schedule 1 of this Agreement, which is attached hereto and incorporated herein by reference.

(b)Compensation and Benefits.  The compensation and benefits to which Employee may be entitled pursuant to this Agreement are set forth on Schedule 2 of this Agreement, which is attached hereto and incorporated herein by reference.

2.         Invention Assignment and Confidentiality Agreement.  Contemporaneously with the execution and delivery of this Agreement, Employee shall enter into an Invention Assignment and Confidentiality Agreement attached hereto as Exhibit "A" to this Agreement (the "Invention and Confidentiality Agreement"), which shall be incorporated herein by reference.

3.         Non-Competition Agreement.  Contemporaneously with the execution and delivery of this Agreement, Employee shall enter into a Non-Solicitation and Non-Competition Agreement attached hereto as Exhibit "B" to this Agreement (the "NSNC Agreement") which shall be incorporated herein by reference.

4.         Termination.

(a)      At-will.    Either AXOGEN or Employee may terminate this Agreement at any time during the course of Employee's employment and for any reason, upon giving written notice to the other party.  Employer shall have no further liability or obligation to Employee other than to pay for services rendered through Employee's last date of employment.  If Employee elects to terminate this Agreement and provides Employer with any notice period prior to the date of termination, Employer may elect to terminate this Agreement immediately thereon and incur no further obligation to Employee other than for wages worked through the date of termination of this Agreement.  It is the intention of the Parties that at all times this shall be an at-will employment relationship during the course of Employee's employment with Employer.  Nothing contained in this Agreement shall be deemed or construed to create a contractual relationship between the Parties for a specific duration of time.

(b)      Death.  In the event of the death of the Employee, this Agreement shall terminate on the date of Employee's death, without any liability to or upon the Employer other than to pay for services rendered prior to the date of the Employee’s death.

(c)      Permanent Disability.  For purposes of this Agreement, the term "Permanent Disability" shall mean a physical or mental incapacity of Employee, which renders Employee unable to perform Employee’s duties pursuant to this Agreement, and which shall continue for ninety (90) consecutive days or one hundred and eighty (180) days during any twelve month period.  If AXOGEN or Employee terminates Employee's employment by reason of Permanent Disability of Employee, this Agreement shall terminate immediately upon written notice by AXOGEN to Employee, or the date Employee gives notice to terminate employment to AXOGEN, without any liability to or upon the Employer other than to pay for services rendered through the termination date.

5.         Change in Control.

(a)       Definition.  For the purposes of this Agreement, a "Change in Control" shall mean the occurrence of any of the following events:

(i)any "person" (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act")), who holds less than twenty percent (20%) of the combined voting power of the securities of AXOGEN or its parent company AxoGen, Inc. (“INC.”), becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of AXOGEN or INC. representing fifty percent (50%) or more of the combined voting power of the securities of either AXOGEN or INC. then outstanding; or

(ii)during any period of twenty-four (24) consecutive months, individuals, who, at the beginning of such period constitute all members of the Board of Directors of INC. (the "Board") and cease, for any reason, to constitute at least a majority of the Board, unless the election of each director who was not a director at the beginning of the period was either nominated for election by, or  approved by a vote of, at least two-thirds of the directors then still in office who were directors at the beginning of the period; or

(iii)AXOGEN or INC. consolidates or merges with another company, and AXOGEN or INC. is not the continuing or surviving corporation, provided, however, that any consolidation or merger whereby INC. continues as the majority holder of AXOGEN securities or a merger or consolidation of AXOGEN and INC. will not constitute a Change in Control; or

(iv)shares of AXOGEN’s or INC.’s common stock are converted into cash, securities, or other property, other than by a merger of AXOGEN or INC., pursuant to Section 5(a)(iii), in which the holders of AXOGEN’s or INC.’s common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation as immediately after the merger; or

(v)AXOGEN or INC. sells, leases, exchanges, or otherwise transfers all, or substantially all, of its assets (in one transaction or in a series of related transactions), provided, however, that any such transaction related to AXOGEN whereby INC. continues as the majority holder of AXOGEN securities or INC. is the sole other party to the transaction, will not constitute a Change in Control; or

(vi)the holders of AXOGEN’s or INC.’s stock approve a plan or proposal for the liquidation or dissolution of AXOGEN or INC.

(b)     Severance.

(i)       Termination in Connection with a Change of Control.  In the event of Employee’s termination of employment by AXOGEN without Substantial Cause (as defined below) upon or within one hundred and eighty (180) days following a Change in Control or by Employee for Good Reason (as defined below), Employee will be entitled to a severance payment consisting of twelve (12) months of Employee's base salary, an amount equal to any bonuses paid to Employee during the twelve (12) month period prior to Employee’s termination of employment.  However, if such termination occurs prior to payment of a bonus for the year ended December 31, 2016, Employee will receive the prorated estimated bonus earned as of the date of the Employee’s termination of employment. For purposes of this Agreement, “Substantial Cause” means: (A) the commission by Employee of any act of fraud, theft, or embezzlement; (B) any material breach by Employee of this Agreement, provided that AXOGEN shall have first delivered to Employee written notice of the alleged breach, specifying the exact nature of the breach in detail, and provided, further, that Employee shall have failed to cure or substantially mitigate such breach within ten (10) days after receiving such written notice; (C) commission or conviction of any felony, or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or misdemeanor; (D) material failure to adhere to AXOGEN's corporate codes, policies or procedures which have been adopted in good faith for a valid business purpose as in effect from time to time; or (E) failure to meet reasonable performance standards as determined by AXOGEN.  For purposes of this Agreement, “Good Reason” shall mean Employee’s resignation from employment upon or within ninety (90) days following a Change of Control, if AXOGEN or INC. is not the surviving entity, provided that Substantial Cause for termination of Employee’s employment does not exist at the time of such resignation and the resignation is the result of the occurrence of any one or more of the following:

a)the assignment to Employee of any duties inconsistent in any respect with his/her position (including status, offices, titles, and reporting requirements), authorities, duties, or other responsibilities as in effect immediately prior to the Change in Control of the Company or any other action of the Company which results in a diminishment in such position, authority, duties, or responsibilities, other than an insubstantial and inadvertent action which is remedied by the Company promptly after receipt of notice thereof given by Employee;

b)a reduction by AXOGEN in Employee's base salary as in effect on the date hereof and as the same shall be increased from time to time hereafter;

c)the failure by AXOGEN to (A) continue in effect any material compensation or benefit plan, program, policy or practice in which Employee was participating at the time of the Change in Control of the Company or (B) provide Employee with compensation and benefits at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each employee benefit plan, program, policy and practice as in effect immediately prior to the Change in Control of the Company (or as in effect following the Change in Control of the Company, if greater.

(ii)       Termination not in Connection with a Change of Control.  In the event of Employee’s termination of employment by AXOGEN without Substantial Cause prior to a Change of Control, Employee shall be entitled to a severance payment consisting of (A) twelve (12) months of Employee's base salary; and (B) an amount equal to any bonuses paid to Employee during the twelve (12) month period prior to Employee’s termination of employment. However, if such termination occurs prior to payment of a bonus for the year ended December 31, 2016, Employee will receive the prorated estimated bonus earned as of the date of the Employee’s termination of employment.  Notwithstanding anything to the contrary contained in this Section 5(b)(ii), no severance payment will be owed to Employee if Employee is terminated by AXOGEN for any reason (with or without cause) within six months of the first date of Employees employment with AXOGEN.

(c)       Payment of Severance.  As a condition of receiving any severance under this section 5, Employee and must sign (and not revoke) a separation, waiver and release agreement (to be prepared by the company at the time of Employees termination) of all claims (known and unknown) against the Company arising out of or relating to his employment with the Company or termination thereof, excluding claims for severance under this section 5, as well as any other terms and conditions required by the company. Payment of any severance for Employee will be made in a lump sum on the first payroll date following the 60th day following the date of Employee’s termination of employment.  Notwithstanding the foregoing, if the Employee is a “specified employee” on Employee’s termination date, the postponement provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as described in Section 8(n) below, shall apply, if applicable.

So long as the Company is subject to federal COBRA and Employee timely elects continuation coverage under COBRA, the Company shall pay the premiums for the Employee and his covered dependent’s COBRA (i) for the first twelve (12) months of the COBRA continuation period, or (ii) until such time as the Employee obtains new employment that provides reasonable and comparable health care coverage (including without limitation, coverage of dependents), whichever period is shorter. Employee has the duty to immediately notify the Company, in writing, if the event in (ii) above occurs.

6.         Surrender of Records and all Company Property.  Upon the termination of Employee's employment for any reason, whether by AXOGEN or Employee, Employee agrees to return to AXOGEN, in good condition, (i) any and all equipment belonging to AXOGEN including, without limitation, computers, cell phones, and personal digital assistants, and (ii) any and all data, computer files, customer lists and contact information, documents and other materials in Employee’s possession, or removed by Employee from AXOGEN's premises, whether now in Employee's possession or not, which materials were obtained in connection with Employee's employment with AXOGEN, including any and all copies (whether complete or partial) and extracts thereof, and (iii) any and all other company property or Confidential Information and materials as they are defined in Employee's Invention Assignment and Confidentiality Agreement, in the Employee’s control or possession.

7.         Miscellaneous Provisions.

(a).      Amendments to this Agreement only in Writing.  The provisions of this Agreement and the attached Schedules and Exhibits shall only be amended, supplemented, or waived by a written agreement executed by both a duly authorized officer of AXOGEN and Employee.

(b).      Assignments.  Employee shall not assign Employee’s rights and/or obligations pursuant to this Agreement or the attached Schedules and Exhibits.  AXOGEN may assign its rights and/or obligations pursuant to this Agreement and the attached Schedules and Exhibits at any time without prior notice to Employee.  In the event of a Change of Control in which AXOGEN or INC. is not the surviving entity, any reference to AXOGEN or INC. shall be deemed to refer to the surviving entity.

(c).      Binding Effect.  All of the terms and provisions of this Agreement and the attached Schedules and Exhibits, whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective administrators, executors, legal representatives, heirs, successors and permitted assigns.

(d).      The Provisions of this Agreement are Severable.  If any part of this Agreement, or any of the Schedules or Exhibits entered into pursuant to this Agreement, is contrary to, prohibited by, or deemed invalid under any applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder of this Agreement and its Schedules and Exhibits shall not be so invalidated, and shall be given full force and effect so far as possible.

(e).      Survival.  Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 1 through 7 shall survive and remain in effect beyond the execution and delivery of this Agreement in accordance with their respective terms of duration.

(f).      Waivers.  The failure or delay of AXOGEN at any time to require performance by Employee of any provision of this Agreement or the attached Schedules and Exhibits, even if known, shall not affect the right of AXOGEN to require performance of that provision or to exercise any right, power or remedy pursuant to this Agreement or the attached Schedules and Exhibits.  Any waiver by AXOGEN of any breach of any provision of this Agreement or the attached Schedules and Exhibits shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power or remedy pursuant to this Agreement or the attached Schedules and Exhibits.

(g).      Notices.  All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be (i) hand-delivered by messenger or courier service; (ii) sent by an overnight-mail service (e.g. FedX or UPS); or (iii) mailed (airmail, if international) by registered or certified mail (postage prepaid), return receipt requested, and addressed to:

If to Employee:

Employee's most current address on file with AXOGEN.

If to AXOGEN:	With a copy to:

AXOGEN Corporation	AXOGEN Corporation
13631 Progress Blvd., Ste. 400	13631 Progress Blvd., Ste. 400
Alachua, FL 32615	Alachua, FL 32615
Attn: CEO	Attn: Human Resources

or to such other address as any party may designate by written notice complying with the terms of this section. Each such notice shall be deemed delivered (a) on the date delivered, if by personal delivery, or (b) on the date upon which the return receipt is signed, delivery is refused, or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

(h).      Governing Law.  This Agreement and the attached Schedules and Exhibits and all transactions contemplated by this Agreement or the attached Schedules and Exhibits shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Florida, without regard to principles of conflicts of laws.

(i).      Jurisdiction and Venue.  The Parties acknowledge that a substantial portion of negotiations, anticipated performance and execution of this Agreement and the attached Schedules and Exhibits occurred, or shall occur, in Alachua County, Florida, and the Parties irrevocably and unconditionally (a) agree that any suit, action or legal proceeding arising out of, or relating to, this Agreement or the attached Schedules and Exhibits shall be brought in the  courts of record of the State of Florida in Alachua County, or the United States District Court, Northern District of Florida, Gainesville Division; (b) consent to the jurisdiction of each such court in any such suit, action or proceeding; (c) waive any objection which they may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (d) agree that service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in said state.

(j).      Remedies Available to Either Party Cumulative.  No remedy conferred upon any party pursuant to this Agreement (or the attached Schedules and Exhibits) is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given pursuant to this Agreement (or the attached Schedules and Exhibits) now or hereafter existing at law or in equity or by statute or otherwise.  No single or partial exercise by any party of any right, power or remedy pursuant to this Agreement (or the attached Schedules and Exhibits) shall preclude any other or further exercise of such right, power or remedy.

(k).      Entire Agreement.  This Agreement and the attached Schedules and Exhibits represents the entire understanding and agreement between the Parties with respect to the subject matter contained herein and supersedes all other negotiations, understandings and representations (if any) made by and between the Parties.

(l).      Section and Paragraph Headings.  Section and paragraph headings used throughout this Agreement and the attached Schedules and Exhibits are for convenience of reference only and in no way define, limit or describe the scope or intent of this Agreement or the attached Schedules and Exhibits.

(m).     Preparation of Agreement.  This Agreement shall not be construed more strongly against any party regardless of who is responsible for its preparation.  The Parties acknowledge that each party contributed to its negotiations and is equally responsible for its preparation.

(n).      Section 409A of the Code.  Notwithstanding any provision of this Agreement to the contrary, this Agreement is intended to meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to the extent applicable, the Parties intend to administer this Agreement in a manner that is consistent with those requirements or an exception thereto, and this Agreement shall be construed and interpreted in accordance with such intent.  Any payments that are considered deferred compensation under Section 409A of the Code and that are paid to a “specified employee” (as defined in Section 409A of the Code) upon separation from service shall be subject to a six (6) month delay, if required by Section 409A of the Code.  If required by Section 409A of the Code, any amounts otherwise payable during the six (6) month period that commences on and follows the Employee’s termination date shall be paid in one lump sum amount on the first payroll date following the six (6) month period following the Employee date of termination (or within thirty (30) days of the Employee’s death, if earlier).  For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” (within the meaning of such term under Section 409A of the Code).  Each payment made under this Agreement shall be treated as a separate payment.  In no event shall the Employee, directly or indirectly, designate the calendar year of a payment.  All reimbursements under this Agreement shall be provided in a manner that complies with Section 409A of the Code, if applicable.  If required by regulations or other guidance issued under Section 409A of the Code or a court of competent jurisdiction, the provisions regarding payments hereunder shall be amended to provide for such payments to be made at the time allowed under such regulations, guidance or authority that most closely achieves the intent of this Agreement.

(o)      Liability Insurance. AXOGEN shall cover the Employee under directors and officers liability insurance both during the term of this Agreement and for the one year period following the termination of this Agreement, in the same amount and to the same extent as AXOGEN covers its officers and directors.

[Signature Page Follows]

EMPLOYEE AND AXOGEN have executed this Agreement as of the 25th day of February, 2016.

AXOGEN CORPORATION

/s/Karen Zaderej
Name: Karen Zaderej
Title: CEO

EMPLOYEE:

/s/Peter Mariani
Peter Mariani

SCHEDULE AND EXHIBIT LIST

Schedule 1	-	Duties of Employee
Schedule 2	-	Compensation and Benefits
Exhibit A	-	Invention Assignment and Confidentiality Agreement
Exhibit B	-	Non-Solicitation and Non-Competition Agreement

SCHEDULE 1

DUTIES OF EMPLOYEE

The duties of Employee with AXOGEN CORPORATION ("AXOGEN" or "Employer") are as follows:

1.         Employee's Title:  AXOGEN hereby employs Employee as Chief Financial Officer, which title may change at AXOGEN's discretion.  EMPLOYEE will also be appointed Chief Financial Officer and Treasurer of INC.

2.         Employee's Duties:  During employment with AXOGEN, Employee's duties will include, without limitation, the following:

(a)      Description of Duties.  Employee shall perform all duties in connection with Employee’s position, or as otherwise designated by AXOGEN, including, without limitation, the following duties:

Provide both operational and programmatic support to AXOGEN and INC. Supervise the finance unit and act as chief financial spokesperson for AXOGEN and INC. Directly assist on all strategic and tactical matters as they relate to budget management, cost benefit analysis, forecasting needs, financial statements, investor relations, and the securing of new funding or restructuring of current financing facilities.   As a member of the senior management team, be involved in strategic planning, evaluation, and professional development initiatives.

(b)      Report to AXOGEN Designated Manager.  Employee shall report to the CEO of AXOGEN.

(c)      Compliance With Employee Policies and Procedures.  Employee shall comply with all AXOGEN policies and procedures for employees as such policies and procedures may exist from time to time.

(d)      No Other Business Activities.

(i)      Employee shall devote Employee’s entire professional time, energy and skill to the performance of Employee’s duties pursuant to the Agreement, the service of AXOGEN, and promotion of AXOGEN’s interests.  The Parties agree that Employee may not during Employee's employment, except as permitted in writing by AXOGEN, be engaged in any other business activity, whether or not such activity is pursued for gain, profit, or other pecuniary advantage including, without limitation, management or management consulting activities.

(ii)      Notwithstanding the preceding subsection, Employee may invest Employee’s personal assets in businesses or real estate that are not in competition with AXOGEN where the form or manner of such investment will not require services on the part of Employee, and in which Employee’s participation is solely that of a passive investor.

(e)      Compliance with AXOGEN’s Rules and Regulations.  Employee agrees to abide by all rules and regulations established from time to time by AXOGEN.

SCHEDULE 2

COMPENSATION AND BENEFITS

Subject to the terms and conditions of the Executive Employment Agreement (the "Agreement"), Employee may be entitled to receive from AXOGEN Corporation ("AXOGEN" or "Employer") the following compensation and benefits:

1.         Base Salary.

(a)      Amount.  Employee's salary during employment with AXOGEN will be at the rate of $320,000 (Three Hundred Twenty Thousand Dollars) annually, (the "Base Salary") effective upon execution and delivery of the Agreement and Employee's first day of employment with AXOGEN.

(b)      Payment.  The Base Salary shall be payable in accordance with the existing payroll practices of AXOGEN, which practices may be changed by AXOGEN from time to time at its sole discretion.  The Base Salary shall be subject to all appropriate withholding taxes.

(c)      Review of Base Salary.  The Base Salary shall be reviewed by AXOGEN on an annual basis; however AXOGEN reserves the right to increase or decrease the Base Salary at any time during the employment relationship in its sole discretion.

(d)      Additional Compensation.  In addition to the Base Salary, Employee may also be eligible to receive stock options, benefits, paid vacations and holidays during Employee's Employment.

2.         Business Expenses and Reimbursements.  Employee shall be eligible for reimbursement by AXOGEN in accordance with AXOGEN’s normal reimbursement practices for ordinary and necessary business expenses incurred by Employee in the performance of Employee’s duties for AXOGEN, so long as Employee timely submits to AXOGEN accurate invoices and receipts of all expenses submitted for reimbursement pursuant to this section.

3.         Benefits.  Employee will be permitted to participate in such benefit plans of AXOGEN that may be in effect from time to time, to the extent Employee is eligible under the terms of those plans. Nothing herein shall be construed to require AXOGEN to institute or continue any particular plan or benefit.  AXOGEN reserves the right to add, change, or eliminate any benefits at any time at its sole discretion.

4.         Vacations and Holidays.  Employee will be entitled to paid vacation and holidays in accordance with the vacation and holiday policies of AXOGEN in effect for its employees from time to time.  Vacation must be taken by Employee at such time or times as approved by AXOGEN.

5.         Bonus.

(a)      Calculation. During the Employment Period, Employee may receive a bonus based on an AXOGEN bonus plan, as determined by AXOGEN in its sole discretion.  Bonus for 2016 will be pro-rated based on Employee start date and his target rate set at 40% of salary subject to the conditions of such bonus as established by the AXOGEN Board of directors.

(b)      Payment.  The Bonus if paid shall be paid in accordance with, and subject to, the normal payroll policies of AXOGEN with respect to similar forms of compensation, including, without limitation, being subject to all appropriate withholding taxes.

(c)      Signing Bonus.  Upon the first payroll period AXOGEN will pay Employee a one time signing bonus of $15,000.

6.         Compensation Review.  AXOGEN shall, from time to time, but no less frequently than annually, review Employee's compensation (including benefits) and may, in its sole discretion, increase, or decrease, or eliminate any or all of the benefits.  Any such increase or decrease in the compensation package shall be valid only if in writing, executed by a duly authorized officer of AXOGEN, and such writing shall constitute an amendment to this Paragraph 6 (and to the Agreement and any applicable Schedules or Exhibits) solely as to the benefits, without waiver or modification of any other terms, conditions or provisions of the Agreement.

7.         No Other Compensation.  Employee agrees that the compensation and benefits set forth in the Agreement and this Schedule 2 are the sole and exclusive compensation and benefits to which Employee is entitled pursuant to the Agreement and this Schedule 2, and that Employee shall have no rights to receive any other compensation or benefits of any nature from AXOGEN.

EXHIBIT A OF EMPLOYMENT AGREEMENT

INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT

THIS INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT (the "Invention and Confidentiality Agreement") is entered into as of the date first written below, by and between AXOGEN Corporation ("AXOGEN" or "Employer") and the undersigned AXOGEN employee, ("Employee") for and in consideration of Employee's continued employment by AXOGEN and the compensation that Employee shall receive during Employee's employment, the Parties agree as follows:

1.         Employee’s Covenants, Representations and Warranties.  Both during and after the termination of Employee’s employment by AXOGEN for any reason or for no reason:

A.        Non-Disclosure.  Employee shall not disclose to anyone outside AXOGEN any Confidential Information.  "Confidential Information" shall include, without limitation,

(i)         all information, which has not been made publicly available by AXOGEN or the third-party owner of such information, which was developed by AXOGEN, any of AXOGEN’s employees or independent contractors, or was developed for AXOGEN, including but not limited to Developments (as defined below in Section 3), technical data, specifications, designs, programs, software, hardware, concepts, discoveries, copyrights, improvements, product plans, research and development, personnel information, contents of manuals, financial information, customer lists, leads, marketing programs, testing programs, and/or other written materials;

(ii)         all documents marked as confidential and/or containing such information; and/or

(iii)        all information AXOGEN has acquired or received from a third party in confidence.

B.        Use of Confidential Information.  Employee shall use Confidential Information only for AXOGEN’s business purposes.

C.        Confidential Information and Materials Furnished by AXOGEN.  Employee agrees that the Confidential Information and any other materials furnished by AXOGEN to Employee, (i) are proprietary to AXOGEN and contain specialized and unique information not obtainable from ordinary sources, (ii) have been created by AXOGEN at considerable time and expense, and (iii) shall remain, at all times, the exclusive and sole property of AXOGEN.

D.        Use of Third-Party Information.  Employee shall not disclose to AXOGEN, use in AXOGEN’s business, or cause AXOGEN to use any information or material which is confidential to any third party unless AXOGEN has a written agreement with the third party allowing AXOGEN to receive and use the confidential information or materials.

E.        Use of Copyrights.  Employee will not incorporate into Employee's work any material that is subject to the copyrights of any third party unless AXOGEN has the right to copy and incorporate such copyrighted material.

F.        Trade Secrets.  Employee acknowledges AXOGEN’s legitimate business interest in protecting its trade secrets and customer lists and in preventing direct solicitation of its customers and agrees that any unauthorized use of trade secrets shall be presumed to be an irreparable injury that may be specifically enjoined.

2.         Return of Confidential Information and Materials.  Employee shall, immediately upon AXOGEN’s request, or the termination of Employee’s employment, for any reason, whether by Employee or AXOGEN, return to AXOGEN all Confidential Information and other materials furnished to Employee, and any and all third-party property, and/or copies of the same, and all documentation, notebooks and notes, reports and any other materials whether electronic or print media containing or derived from the Confidential Information and other materials furnished to Employee by AXOGEN.

3.         Assignment of Rights.  Employee hereby grants, transfers and assigns and agrees to grant, transfer and assign to AXOGEN all of Employee’s rights, title and interest, if any, in any and all Developments, including rights to translation and reproductions in all forms or formats and the copyrights, patent rights and moral rights to the same, if any, and agrees that AXOGEN may further perfect AXOGEN’s United States and foreign rights in, and to any and all, Developments under patents and copyrights.  "Developments" shall mean any idea, invention, process, design, concept, or useful article (whether the design is ornamental or otherwise), computer program, trademark, trade secret, documentation, literary work, audiovisual work and any other work of authorship, hereafter expressed, made or conceived solely or jointly by Employee during Employee's employment, whether or not subject to patent, copyright or other forms of protection that is:

A.         related to the actual or anticipated business, research or development of AXOGEN; and/or

B.         suggested by or resulting from any task assigned to Employee or work performed by Employee for or on behalf of AXOGEN.

4.         Copyrights.  Employee acknowledges that the copyrights in Developments created by Employee in the scope of Employee's employment belong to AXOGEN by operation of law, or may belong to a party engaged by AXOGEN by operation of law pursuant to a works-for-hire contract between AXOGEN and such contracted third party.  To the extent the copyrights in such works may not be owned by AXOGEN or such contracted party by operation of law, Employee hereby assigns and agrees to assign to AXOGEN or such contracted party, as the case may be, all copyrights (if any) Employee may have in Developments.

5.         Assistance in Obtaining Copyrights and Patents.  At all times after the date of this Invention Assignment and Confidentiality Agreement, Employee agrees to assist AXOGEN in obtaining patents or copyrights on any Developments assigned to AXOGEN that AXOGEN, in its sole discretion, seeks to patent or copyright.  Employee also agrees to sign all documents, and do all things necessary to obtain such patents or copyrights, to further assign them to AXOGEN, and to reasonably protect them and AXOGEN against infringement by other parties at AXOGEN expense with AXOGEN prior approval.

6.         Appointment of Attorney-In-Fact.  Employee irrevocably appoints any AXOGEN-selected designee to act, at all times hereafter, as Employee’s agent and attorney-in-fact to perform all acts necessary to obtain patents and/or copyrights as required by this Invention Assignment and Confidentiality Agreement if Employee (i) refuses to perform those acts or (ii) is unavailable, within the meaning of the United States Patent and Copyright laws.  It is expressly intended by Employee that the foregoing power of attorney is coupled with an interest.

7.         Record Keeping.  Employee shall keep complete, accurate, and authentic information and records of all Developments in the manner and form reasonably requested by AXOGEN.  Such information and records, and all copies of the same, shall be the property of AXOGEN as to any Developments assigned AXOGEN.  Employee agrees to promptly surrender such information and records at the request of AXOGEN as to any Developments.

8.         Developments.  In connection with any of the Developments assigned by this Invention Assignment and Confidentiality Agreement, Employee hereby agrees:

A.         to disclose them promptly to AXOGEN;

B.         at AXOGEN’s request, to execute separate written assignments to AXOGEN;

C.         to provide AXOGEN with notice of any inadvertent disclosure of Confidential Information related to any Development; and

D.         to do all things reasonably necessary to enable AXOGEN to secure patents, register copyrights or obtain any other form of protection for Developments in the United States and in other countries.  If Employee fails or is unable to do so, Employee hereby authorizes AXOGEN to act under power of attorney for Employee to do all things to secure such rights.

9.         No Designation as Author.  AXOGEN, its subsidiaries, licensees, successors or assigns, (direct or indirect) is not required to designate Employee as author of any Developments when such Developments are distributed publicly or otherwise.  Employee waives and releases, to the extent permitted by law, all Employee's rights to such designation and any rights concerning future modifications of such Developments.

10.         Assignability.  Rights, assignments, and representations made or granted by Employee in this Invention Assignment and Confidentiality Agreement are assignable by AXOGEN without notice, and are for the benefit of AXOGEN’s successors, assigns, and parties contracting with AXOGEN.

11.         Trade Secrets.  Employee acknowledges that Employee is aware that a theft of trade secrets of an employer by an employee in Florida, such as is prohibited by this Invention Assignment and Confidentiality Agreement, constitutes a criminal violation of Florida Statute 812.081, punishable as a third-degree felony under Florida Statute 775.082, conviction for which carries a term of imprisonment not exceeding five (5) years.  Employee acknowledges AXOGEN will seek vigorous prosecution under Florida Statutes for any violation thereof arising out of a breach by Employee of any of the material terms of this Invention Assignment and Confidentiality Agreement.

12.         Advice of Counsel.  Employee acknowledges and agrees that Employee has read and understands the terms set forth in this Invention Assignment and Confidentiality Agreement and has been given a reasonable opportunity to consult with an attorney prior to execution of this Invention Assignment and Confidentiality Agreement and has either done so, or knowingly declined to do so.

13.       Miscellaneous Provisions.

A.        Further Assurances.  The Parties hereby agree from time to time to execute and deliver such further and other transfers, assignments and documents and do all matters and things that may be convenient or necessary to more effectively and completely carry out the intentions of this Invention Assignment and Confidentiality Agreement.

B.        Survival.  All covenants, agreements, representations and warranties made in this Invention Assignment and Confidentiality Agreement or otherwise made in writing by any party pursuant to this Invention Assignment and Confidentiality Agreement shall survive the execution and delivery of this Invention Assignment and Confidentiality Agreement and the termination of employment of Employee.

C.        Injunctive Relief.  Employee acknowledges that AXOGEN will be irreparably damaged (and damages at law would be an inadequate remedy) if this Invention Assignment and Confidentiality Agreement is not specifically enforced.  Therefore, in the event of a breach or threatened breach by Employee of any provision of this Invention Assignment and Confidentiality Agreement, AXOGEN shall be entitled, in addition to all other rights or remedies, to injunctions restraining such breach or threatened breach, without being required to show any actual damage or to post any bond or other security.

THE PARTIES TO THIS AGREEMENT have executed this Invention Assignment and Confidentiality Agreement as of the 25th day of February, 2016.

AXOGEN Corporation

Name:	Karen Zaderej
Title:	CEO

EMPLOYEE

Print Name: Peter Mariani

EXHIBIT B TO EMPLOYMENT AGREEMENT

NON-SOLICITATION AND NON-COMPETITION AGREEMENT

THIS NON-SOLICITATION AND NON-COMPETITION AGREEMENT (the "NSNC Agreement") is entered into as of the date written below by and between AXOGEN Corporation ("AXOGEN" or "Employer") and the undersigned AXOGEN employee ("Employee").

RECITALS:

A.        WHEREAS, Employee has agreed to accept employment with AXOGEN; and

B.        WHEREAS, the Parties desire to reflect their agreement as to Employee's promises regarding Employee's solicitation and competition, which have induced AXOGEN to employ Employee.

NOW, THEREFORE, in consideration of Employee's employment with AXOGEN and the covenants set forth in this Agreement and other good and valuable consideration, the Parties, intending to be legally bound by this Agreement, agree as follows:

1.         Non-solicitation.  Employee shall not, at any time while employed by AXOGEN and for one (1) years after the termination of Employee's employment with AXOGEN for any reason whatsoever, or for no reason, directly or indirectly (by assisting or suggesting to another, or otherwise) solicit, otherwise attempt to induce or accept the initiative of another in such regard, alone or by combining or conspiring with any employees, officers, directors, agents, consultants, representatives, contractors, suppliers, distributors, customers or other business contacts of AXOGEN to terminate or modify its position as an employee, officer, director, agent, consultant, representative, contractor, supplier, distributor, customer or business contact with AXOGEN or to compete against AXOGEN.

2.         Non-competition.  Employee shall not, at any time while employed by AXOGEN and for one (1) years after such termination of Employee’s employment for any reason whatsoever, or for no reason (the "No-Compete Period"), directly or indirectly, as owner, officer, director, employee, agent, lender, broker, investor, consultant or representative of any corporation or as owner of any interest in, or as an employee, agent, consultant, partner, independent contractor, affiliate or in any other capacity whatsoever, or representative of any other form of business association, sole proprietorship or partnership, conduct or assist in any way any business that competes directly with AxoGen’s then-current or planned products or business.

3.         Non-Interference.  In addition to, and not in limitation of, the other provisions of this Agreement, or of any other agreement between Employee and AXOGEN, Employee shall not at any time, in any manner, interfere with, disturb, disrupt, decrease or otherwise jeopardize the business of AXOGEN, or give to any person the benefit or advantage of AXOGEN’s or Corp.’s methods of operation, advertising, publicity, training, business customers or accounts, or any other information relating or useful to AXOGEN’s or Corp.’s business.

4.         Representations and Warranties.  Employee does hereby represent and warrant to the Employer that:

(i)        Employee is not presently employed by, and/or have any ownership interest, either directly or indirectly, in any entity or business, and is not presently engaged in any outside business activity in competition with AXOGEN;

(ii)       this NSNC Agreement is executed by Employee to protect the legitimate business interests of the Employer;

(iii)       legitimate business interests of the Employer to be protected by this NSNC Agreement include, without limitation, the protection of:

a.       valuable trade secrets of the Employer;

b.       the customer and vendor base of the Employer;

c.       confidential customer and vendor information belonging to the Employer;

d.       substantial business relationships between the Employer and its existing and prospective customers and vendors;

e.       goodwill associated with the specialized expertise of Employer; and

f.        specialized training undertaken by the Employer and its employees.

(iv)       the other covenants and restrictions of this NSNC Agreement are appropriate and reasonable in all respects in light of the legitimate business interests of the Employer to be protected.

(v)       the Employer and Employee have considered the public’s health, safety and welfare, and that nothing contained in this NSNC Agreement will adversely affect the public’s health, safety or welfare.

(vi)       the execution and delivery of this NSNC Agreement, and the restrictions contained herein, the performance by Employee of the covenants and agreements contained herein, and the enforcement by the Employer of the provisions contained herein, will cause no undue hardship on Employee.

5.         Other Restrictions.  In consideration of Employer’s agreement to employ, or to continue the employment of, Employee, and in accordance with the terms and conditions of this NSNC Agreement, the Employee hereby agrees as follows:

(i)      The restrictions on employment contained above are essential elements of this NSNC Agreement, and that, but for the agreement of Employee to comply with such restrictions, the Employer would not have entered into the NSNC Agreement or the Agreement.  The restrictions contained within this NSNC Agreement are reasonably necessary to protect the legitimate business interests of the Employer.  The restrictions assist in assuring the continuity and growth of the Employer in the achievement of its goals and objectives.  The legitimate business interests justifying the restrictions include, but are not limited to, trade secrets, valuable business information or professional information that otherwise do not qualify as trade secrets, substantial relationships with prospective and existing customers and vendors, or goodwill associated with the name of the Employer.

6.         Remedies for Breach.  Employee acknowledges and agrees that, in the event of a breach or threatened breach of any of the provisions of this NSNC Agreement, the Employer would suffer irreparable harm for which monetary damages would be inadequate.  Accordingly, in addition to any other remedies available, at law or in equity, in the event of a breach or threatened breach by Employee of such provisions, the Employer will be entitled to equitable relief in the form of an injunction against such breach, both preliminary and permanent, without the requirement to post a bond or other security or to prove irreparable injury or inadequate remedy at law, specific performance or other appropriate relief.

7.         Tolling.  In the event that the Employer shall file a lawsuit in any court of competent jurisdiction alleging a breach of any of Employee’s obligations under this NSNC Agreement, then any time period set forth in this NSNC Agreement, including the time periods set forth above, shall be deemed tolled as of the time such lawsuit is filed and shall remain tolled until such dispute finally is resolved either by written settlement agreement resolving all claims raised in such lawsuit or by entry of a final judgment in such lawsuit, including the final resolution of any post-judgment appellate proceedings.

8.         Assignment.  This NSNC Agreement and all rights and benefits hereunder are personal to Employee, and neither this NSNC Agreement, nor any right or interest herein of Employee shall be voluntarily or involuntarily sold, transferred or assigned by Employee; provided, however, that the Employer may assign its rights, duties and obligations hereunder without the prior written consent of Employee.

9.         Severability.  In the event any provision of this NSNC Agreement is held illegal or invalid, the remaining provisions of this NSNC Agreement and the Agreement shall not be affected thereby.  If any of the restrictions contained in this NSNC Agreement or any part thereof is held to be unenforceable, the Parties agree that the court making such determination will have the power to reform the provisions of this NSNC Agreement to the extent permitted by applicable law.

10.        No Defense to Enforcement.  The existence of any claim or cause of action by Employee against AXOGEN predicated on the Agreement herein, shall not constitute a defense to the enforcement by AXOGEN of this NSNC Agreement.

THE PARTIES TO THIS AGREEMENT have executed this Agreement as of the 25th day of February, 2016.

AXOGEN Corporation

Name:	Karen Zaderej
Title:	CEO

EMPLOYEE

Print Name: Peter Mariani